FOR IMMEDIATE RELEASE

CONTACT:
Eric Berman
Kekst and Company
212-521-4894

CROWN CRAFTS SHARP GUIDANCE CUT SHOWS URGENT NEED FOR
STRATEGIC ACTION, LARGEST STOCKHOLDER SAYS

NEW YORK, NY, January 10, 2011 — The Wynnefield Group, the largest stockholder in Crown Crafts Inc. (NASDAQ: CRWS or “the Company”), said today that Crown Crafts management’s sharp cut in fiscal 2011 sales and earnings guidance demonstrates the urgent need for strategic action at Crown Crafts.

In a statement, Wynnefield said: “Immediate action is required.  The Board must now form an independent special committee mandated to conduct a proactive and exhaustive process to release stockholder value.  Appropriate advisers should be retained and all options must be on the table.  The status quo is unacceptable.  As a long-time stockholder that sees unrecognized value in Crown Crafts that would be jeopardized by delay, we urge the Company to move at once to begin a robust process.”

“Our worst fears are coming true.  Management’s latest announcement highlights the very problems that we detailed just a few months ago in our proxy materials – including the Company’s overdependence on an extremely limited number of large customers, as well as its lack of purchasing leverage due to its small size in an industry with larger, better capitalized competitors.

“Immediately before last summer’s stockholder vote on Wynnefield’s proxy, rather than addressing the real issues facing the Company, management issued guidance for the fiscal year 2011.  This was contrary to the Company’s longstanding practice not to even issue guidance for the next quarter.  Even worse, the guidance was, in our view, disingenuous, unachievable and no more than an attempt to influence the outcome of the proxy contest.  Their attempt failed.  Stockholders overwhelmingly elected both of Wynnefield’s nominees to the seven-member Board.  By January 6, Crown Crafts was forced to admit reality and take its numbers down significantly.  Unfortunately, the Company still has not addressed the ongoing problems that were articulated in our proxy materials nor acted to realize value for all stockholders.  Those issues must be addressed now!”

ABOUT THE WYNNEFIELD GROUP
The Wynnefield Group is Crown Crafts’ largest stockholder, holding approximately 17% of the Company’s outstanding common stock.  Established in 1992, the Wynnefield Group includes several affiliates of Wynnefield Capital, Inc., a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.

# # #